UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2022

DYNATRACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39010	47-2386428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 116		02451
Waltham	MA
(Address of principal executive offices)		(Zip Code)
(781) 530-1000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2022 (the “Previous 8-K”), Dynatrace, Inc. (the “Company”) announced the appointment of Jim Benson to the position of Chief Financial Officer and Principal Financial Officer, effective as of November 15, 2022.

On November 15, 2022, the Company entered into an employment agreement with Mr. Benson (the “Employment Agreement”). Consistent with the terms described in the Offer Letter filed as Exhibit 10.1 to the Previous 8-K, the Employment Agreement provides for (i) a base salary of $475,000 per year, (ii) eligibility to receive cash incentive compensation with a target of 75% of his base salary, subject to the terms of any applicable incentive compensation plan(s), and with a guaranteed at-plan attainment for fiscal year 2023 only, and (iii) a grant of restricted stock units valued at $10,500,000, which shall vest over four (4) years, with 25% vesting after 1 year, and thereafter in twelve (12) equal quarterly installments, in each case subject to Mr. Benson’s continued service with the Company.

In addition, pursuant to the Employment Agreement, in the event that Mr. Benson’s employment is terminated without cause (as defined in the Employment Agreement), or if Mr. Benson terminates his employment for good reason (as defined in the Employment Agreement), and if he executes a separation and release agreement, the Company will be obligated to (i) pay Mr. Benson a cash severance payment equal to the sum of 12 months of his then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that had not yet been paid and would have been paid if Mr. Benson’s employment had not been terminated, and (ii) if Mr. Benson elects healthcare continuation coverage under the law known as “COBRA,” pay up to 12 monthly payments equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Benson if he had remained employed. If Mr. Benson’s employment is terminated by the Company without cause or Mr. Benson terminates his employment for good reason either 3 months before or during the 12-month period after a change of control, and if Mr. Benson executes a separation and release agreement, the Company will be obligated to (i) pay Mr. Benson a lump-sum cash severance payment equal to the sum of 18 months of his then-current base salary and the amount of any bonus earned in respect of the prior fiscal year that has not yet been paid and would have been paid if Mr. Benson’s employment had not been terminated, (ii) accelerate all of Mr. Benson’s unvested equity awards as of the later of (A) the date of termination or (B) the effective date of a separation and release agreement, and (iii) if Mr. Benson elects healthcare continuation coverage under COBRA, pay up to 18 monthly payments equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Benson if he had remained employed.

The foregoing summary description of the material terms of Mr. Benson’s Employment Agreement does not purport to be complete and is qualified in its entirety by the actual terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Mr. Benson’s Employment Agreement supersedes the terms of his Offer Letter previously filed as Exhibit 10.1 to the Previous 8-K.

As disclosed in the Previous 8-K, the Company previously announced the resignation of Kevin Burns as the Company’s Chief Financial Officer and Principal Financial Officer, effective as of November 15, 2022. In connection with his resignation, on November 21, 2022, the Company entered into a Transition Agreement with Mr. Burns, subject to the terms of which, including the requirement that Mr. Burns executes and does not revoke a general release of claims against the Company: (i) Mr. Burns will continue to serve as an employee to the Company through December 31, 2022 and will continue to receive his current base salary through such date, (ii) Mr. Burns will be eligible for the prorated portion of his annual cash incentive compensation plan bonus for Fiscal Year 2023, if earned, on the applicable measurement and payment dates, (iii) Mr. Burns will continue to vest in his outstanding equity grants through the end of his employment and vesting of his time-based equity awards that would have vested if he had remained employed through February 15, 2023 shall be accelerated, (iv) the date for Mr. Burns to exercise any stock options that are vested through the end of his employment will be extended for a fifteen-month period after such date (or until the original expiration date of the option, if earlier), and (v) Mr. Burns’ non-competition obligations will continue until December 31, 2023 (the “Transition Agreement”). The foregoing summary does not purport to be complete and is qualified in its entirety by the Transition Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Jim Benson, dated November 15, 2022
10.2	Transition Agreement by and between the Company and Kevin Burns, dated November 21, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2022	Dynatrace, Inc.

	By:	/s/ Rick McConnell
Rick McConnell
Chief Executive Officer
(Principal Executive Officer)